Exhibit 99.1

Antigenics Presents Phase 3 Data from Trial of Oncophage in Metastatic Melanoma at ASCO Meeting; Overall Median Survival 29 Percent Longer in Patients Who
                  Received at Least 10 Injections of Oncophage


   ATLANTA--(BUSINESS WIRE)--June 5, 2006--

   Combined Population of Stage IV M1a and M1b Melanoma Patients Who Received at Least 10 Vaccinations Experienced Increased Survival of
                              143 Percent

   Antigenics Inc. (NASDAQ: AGEN) today announced in an oral presentation at the 42nd annual meeting of the American Society of Clinical Oncology (ASCO) updated findings from a Phase 3 clinical trial of the company's investigational cancer vaccine Oncophage(R) (vitespen; formerly HSPPC-96) in metastatic melanoma (abstract #8002). In the study, patients who received at least 10 doses of vaccine experienced an extension in median survival of 29 percent compared with those who received physician's choice (hazard ratio = 0.749; nominal, one-sided P value = 0.130). In a subset analysis, Oncophage was associated with a potentially clinically relevant benefit (hazard ratio = 0.427; nominal, one-sided P value = 0.017) compared with physician's choice for patients with stages IV M1a and M1b melanoma, if at least 10 doses of vaccine were administered.
   "This is the first time a cancer vaccine has shown evidence of a potential survival benefit in this patient population," Jon Richards, MD, PhD, of the Oncology-Hematology department at Lutheran General Cancer Care Center, Park Ridge, IL, and lead investigator of the study. "These findings are consistent with preclinical and early clinical research conducted to date and lay a solid foundation for the continued exploration of Oncophage vaccine in better-prognosis stage IV melanoma patients."

   Study Findings

   The Phase 3, international, multicenter, open-label trial
(protocol C-100-21) randomized 322 patients with stage IV melanoma to one of two treatment arms: Oncophage or physician's choice, in a 2:1 ratio favoring Oncophage, and prospectively stratified based on AJCC metastatic stage (M1a, M1b, M1c). Physician's choice included interleukin 2 (IL-2) and/or dacarbazine-/temozolomide-based therapy and/or complete tumor resection, and could also include any other licensed treatments for cancer. The primary endpoint of the trial was overall survival, and comparison of survival data was made using the Kaplan-Meier method (an estimate of the cumulative probability of survival for a set of data) and a one-sided log-rank test. Overall, in the intent-to-treat analysis, patients in the Oncophage arm (M1a, -b and -c combined) fared similarly to those in the physician's choice arm in terms of survival (9.4 months vs. 10.7 months, respectively; hazard ratio = 1.157; nominal, one-sided P value = 0.157).
   Researchers also found that patients who received at least 10 doses of vaccine (44 patients) experienced an extension in median survival of 29 percent compared with those who received physician's choice (72 patients; 16.5 months vs. 12.8 months, respectively; hazard ratio = 0.749; nominal, one-sided P value = 0.130). A more pronounced effect was observed in M1a and M1b patients who received at least 10 vaccines (25 patients) compared with those who received physician's choice (33 patients), with an improved survival of 31.2 months vs.
12.8 months, respectively (hazard ratio = 0.452; nominal, one-sided P value= 0.017).
   Adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature and included, but were not limited to nausea, pyrexia (fever), fatigue, constipation, dyspnea (difficulty breathing), arthralgia (pain in the joints), headache, back pain and abdominal pain. Approximately 50 percent of patients receiving Oncophage reported a serious adverse event (SAE), but only two SAEs were considered by the investigators to be related and unexpected. These events included one report of a thyroid disorder and another report of cellulitis (inflammation of connective tissue).
   Oncophage, Antigenics' lead product in development, is an investigational personalized cancer vaccine based on the company's proprietary heat shock protein technology. Derived from each patient's cancerous tissue or cells, the vaccine is designed to capture the 'antigenic fingerprint' of the patient's particular cancer. This is designed to reprogram the body's immune system to target and destroy only cells bearing this fingerprint, leaving healthy tissue unaffected and minimizing debilitating side effects associated with traditional, broader-acting cancer treatments. Oncophage has been granted fast track and orphan drug designations from the US Food and Drug Administration (FDA) in both metastatic melanoma and renal cell carcinoma.
   "These clinical data add to the growing set of observations in other clinical research with Oncophage that the potential benefit of our vaccine may be most apparent when more doses are administered to better-prognosis patients," said Garo H. Armen, PhD, chairman and CEO of Antigenics Inc. "We will soon have results from the in-depth analysis of our Phase 3 kidney cancer trial, the largest study conducted in the adjuvant setting, which we expect to show a similar pattern of effect in a much larger patient population. We are also exploring our next steps from a clinical development perspective, including potential combination treatments in melanoma as well as other indications."

   About Melanoma

   Melanoma is the most serious form of skin cancer. According to the American Cancer Society, melanoma accounts for only about 4 percent of skin cancer cases, but causes most skin cancer deaths. It is estimated that in 2006 there will be 62,190 new cases of melanoma in the United States and that about 7,910 people will die of the disease.
   Oncologists treat advanced or metastatic melanoma, also known as stage III or IV melanoma, with surgery, radiation therapy, immunotherapy or chemotherapy, depending on the case. Approximately 15 percent of all melanoma patients at the time of first diagnosis have stage III or stage IV disease. Existing treatments have not significantly improved overall survival of patients with melanoma. According to published literature, the median survival of patients with late-stage III melanoma is about 24 months, and patients with stage IV melanoma have a median survival of about seven months. Although oncologists use various treatments, the only FDA-approved therapies for patients with metastatic melanoma are high-dose intravenous interleukin 2 and alpha interferon, another human cytokine.

   About Antigenics

   Antigenics is working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen; formerly HSPPC-96), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM), a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

   This press release contains forward-looking statements, including statements regarding the indication of potential clinical benefit to Oncophage-treated patients in this trial and other trials; the timing of the release of data from other Oncophage trials; the commencement and timing of future clinical development of Oncophage; the import of this data for Antigenics' technology platform; the company's ability to create personalized cancer vaccines in a real-life setting; the ability of these preliminary findings to lay the clinical foundation for use of the HSP approach against a wide range of common solid cancers; and the presentation and publication of further details of data from this trial. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, that the results may not ultimately demonstrate a statistically significant survival benefit in this study or future studies; that the safety profile and any positive efficacy results may not be replicated in future clinical trials of Oncophage for melanoma or in any other cancers; that the company may fail to successfully negotiate a registration plan with the FDA or do so in the time frame contemplated; the need for and extent of additional clinical trials; decisions by regulatory agencies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 12, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


    CONTACT: Antigenics Inc.
             Media Relations:
             Sunny Uberoi, 917-443-3325
             suberoi@antigenics.com
              or
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com